Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 12, 2016, between Pinnacle Entertainment, Inc. (f/k/a PNK Entertainment, Inc.), a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, as trustee under the Indenture hereinafter referred to (in such capacity, the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of April 28, 2016 (the “Indenture”), pursuant to which the Company issued $375,000,000 aggregate principal amount of its 5.625% Senior Notes due 2024 (the “Initial Notes”);

WHEREAS, Section 2.13 of the Indenture provides, among other things, that Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company, subject to certain conditions set forth in the Indenture;

WHEREAS, the Company wishes to issue $125,000,000 in aggregate principal amount of Additional Notes (such Additional Notes, the “Additional Notes”);

WHEREAS, pursuant to Sections 9.01(f) and 9.06 of the Indenture, the Company and the Trustee are authorized to execute this Supplemental Indenture;

WHEREAS, the Company has requested and hereby directs that the Trustee join with the Company in the execution of this Supplemental Indenture;

WHEREAS, the Company has duly adopted, and delivered to the Trustee, resolutions of its Board of Directors authorizing the execution of and approving this Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture by the Company and to make this Supplemental Indenture valid and binding on the Company has been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

ARTICLE II

ADDITIONAL NOTES

Section 2.01 Additional Notes. As of the date hereof, the Company hereby creates and will issue the Additional Notes under the Indenture. Interest on the Additional Notes shall accrue from April 28, 2016, and the first interest payment date for the Additional Notes will be November 1, 2016. The Additional Notes shall rank pari passu with the Initial Notes, shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except for the issue date.

Section 2.02 Company Order. The Trustee shall, pursuant to a Company Order delivered in accordance with Section 2.02 of the Indenture, authenticate the Additional Notes for original issue in an aggregate principal amount specified in such Company Order.

ARTICLE III

MISCELLANEOUS

Section 3.01 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.02 Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf”) shall be deemed to be their original signatures for all purposes.

Section 3.03 Table of Contents; Headings.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 3.04 Trustee Not Responsible for Recitals.

The statements and recitals contained herein and in the Additional Notes shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness and the Trustee shall not be accountable for the Company’s use of the proceeds of the Additional Notes. The Trustee makes no representations as to (i) the validity, sufficiency or adequacy of this Supplemental Indenture or the Additional Notes, (ii) the proper authorization hereby by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for.

Section 3.05 Adoption, Ratification and Confirmation.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.06 Enforceability.

The Company hereby represents and warrants that this Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3.07 Severability.

In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	President and Chief Financial Officer

[Signature page to First Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Debra A. Schwalb
Name: Debra A. Schwalb
Title: Vice President

[Signature page to First Supplemental Indenture]